                               BADGLEY FUNDS, INC.


               AMENDMENT TO THE TRANSFER AGENT SERVICING AGREEMENT


         THIS AMENDMENT dated as of April 17, 2002 to the Transfer Agent Servicing Agreement, as amended, dated as of June 23, 1998, by and between Badgley Funds, Inc., a Maryland corporation ("Company"), and U.S. Bank, N.A. ("USB"), formerly Firstar Bank, N.A., shall be as follows:

         Paragraph 8. Proprietary and Confidential Information shall be amended and replaced in its entirety as follows:

         8.  PROPRIETARY AND CONFIDENTIAL INFORMATION
         USB agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USB may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Company.

         Further, USB will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, USB will not share any non-public personal information concerning any of the Company's shareholders with any third party unless specifically directed by the Company or allowed under one of the exceptions noted under the Act.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

BADGLEY FUNDS, INC.                           U.S. BANK, N.A.


By: /s/ Lisa P. Guzman                        By:  /s/ Joseph Neuberger
    --------------------------                     ---------------------------